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                                                                      EXHIBIT 11


                       EXHIBIT 11 - CORUS BANKSHARES, INC.
                       COMPUTATION OF NET INCOME PER SHARE

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

                                                                Six Months Ended June 30
(In thousands, except per share data)                             2002           2001
                                                                ---------     ---------

Denominator for basic earnings per share - average common
  shares outstanding                                               14,160        14,141
Dilutive common stock options                                         155           213
                                                                ---------     ---------
Denominator for diluted earnings per share                         14,315        14,354
                                                                =========     =========

Numerator: Net income attributable to common shares             $  24,291     $  28,944

Net income per share:
  Basic                                                         $    1.72     $    2.05
  Diluted                                                            1.70          2.02
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